      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1999

                                                      REGISTRATION NO. 333-74363
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------
                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                CBRL GROUP, INC.
             (Exact name of registrant as specified in its charter)

TENNESSEE                                                             62-1749513
(State of incorporation or organization)    (I.R.S. Employer Identification No.)
TENNESSEE            CRACKER BARREL OLD COUNTRY STORE, INC.           62-0812904
TENNESSEE                   LOGAN'S ROADHOUSE, INC.                   62-1602074
NEVADA                        ROCKING CHAIR, INC.                     88-0374202
TENNESSEE                    CPM MERGER CORPORATION                   62-1733492
NEVADA                          CBOCS WEST, INC.                      88-0373817
TENNESSEE                   CBOCS DISTRIBUTION, INC.                  62-1663902
MICHIGAN                      CBOCS MICHIGAN, INC.                    33-3324482
NEVADA                         CBOCS SIERRA, INC.                     88-0373819
 (State of incorporation or organization) (Exact name of guarantor subsidiaries as specified in their charters) (I.R.S. Employer Identification No.)
                            ------------------------
          305 HARTMANN DRIVE, LEBANON, TENNESSEE 37087, (615) 444-5533
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                           JAMES F. BLACKSTOCK, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                CBRL GROUP, INC.
          305 HARTMANN DRIVE, LEBANON, TENNESSEE 37087, (615) 444-5533
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:

Clifford A. Roe, Jr., Esq.                       Robert F. Wall, Esq.
Susan B. Zaunbrecher, Esq.                       R. Cabell Morris, Jr., Esq.
Dinsmore & Shohl LLP                             Winston & Strawn
255 East Fifth Street                            35 West Wacker Drive
Cincinnati, Ohio 45202                           Chicago, Illinois 60601
(513) 977-8200                                   (312) 558-5600







                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                              PROPOSED MAXIMUM AGGREGATE                  AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED            OFFERING PRICE(1)(2)                  REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------

Debt Securities                                                      $250,000,000                         $69,500(3)
--------------------------------------------------------------------------------------------------------------------------------

Guarantees of Debt Securities(4)                                         (4)                                 (4)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Or, if any Debt Securities are to be issued at a discount, such greater amount as shall result in an aggregate offering price to the public not exceeding $250,000,000.
(2) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3) Previously paid.
(4) The Debt Securities of CBRL Group, Inc. will be guaranteed by all significant operating subsidiaries of CBRL Group, Inc. There is no filing fee under Rule 457(n) under the Securities Act of 1933, as amended.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 2, 1999

PROSPECTUS
----------

                                  $250,000,000

                                CBRL GROUP, INC.

                                DEBT SECURITIES
                         GUARANTEES OF DEBT SECURITIES
                            ------------------------
     We intend to offer from time to time up to $250,000,000 aggregate principal amount of our Debt Securities (the "Debt Securities") on terms determined by market conditions at the time of sale. The Debt Securities will be guaranteed by all of our significant operating subsidiaries.

     Each issue of the Debt Securities may vary as to aggregate principal amount, maturity date or dates, public offering or purchase price or prices, interest rate or rates and timing of payments thereof, provisions for redemption, sinking fund requirements, if any, and other terms. The Debt Securities may be issued as individual securities in registered form with or without coupons or as one or more global securities in registered form. In addition, the method of distribution may differ with respect to each issue of the Debt Securities. The Prospectus Supplement that will be delivered in connection with each issue of the Debt Securities to be offered will set forth the specific terms with regard to the Debt Securities in respect of which this Prospectus is being delivered.

     The information in this Prospectus is not complete and may be changed. We may not sell the Debt Securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell the Debt Securities and it is not soliciting an offer to buy the Debt Securities in any state where the offer or sale is not permitted.

     INVESTING IN THE DEBT SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Debt Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may sell the Debt Securities to or through underwriters or dealers, directly to other purchasers or through agents. Unless otherwise set forth in the Prospectus Supplement, (i) any such underwriters will include Merrill Lynch & Co., acting alone or as representative of a group of underwriters, and (ii) any such agents will include Merrill Lynch & Co. The Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, and any applicable commissions or discounts.

                            ------------------------

                              MERRILL LYNCH & CO.
                            ------------------------
             The date of this Prospectus is                , 1999.

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf " registration process. Under this shelf process, we may sell the Debt Securities described in this Prospectus in one or more offerings up to a total principal amount or initial purchase price of $250,000,000. This Prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "Where to Find More Information." When used throughout this Prospectus, the term "Company" refers to either CBRL Group, Inc. and its consolidated subsidiaries or, if relating to a time prior to the formation of CBRL Group, Inc. and our conversion to a holding company structure as of December 31, 1998, Cracker Barrel Old Country Store, Inc. and its consolidated subsidiaries.

                         WHERE TO FIND MORE INFORMATION

     Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The public reference room imposes a nominal fee for copying requested documents. Our SEC filings are also available to you free of charge at the SEC's website at http://www.sec.gov.

     Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information included in this document.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the Debt Securities has been completed.

          1. The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998, as amended on December 9, 1998.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended October 30, 1998, January 29, 1999 and April 30, 1999.

          3. The Company's Current Reports on Form 8-K dated December 17, 1998, January 15, 1999, March 5, 1999 and April 26, 1999, and the Company's Current Report on Form 8-K/A dated June 25, 1999.

     You may request free copies of these filings by writing or telephoning our principal executive offices:

                James F. Blackstock, Esq.
                Vice President, Secretary and General Counsel
                CBRL Group, Inc.
                P.O. Box 787
                Lebanon, Tennessee 37088-0787
                Telephone: (615) 444-5533

                                CBRL GROUP, INC.

     We are a holding company that, through our wholly-owned subsidiaries, owns and operates 443 restaurants under the Cracker Barrel Old Country Store, Logan's Roadhouse and Carmine Giardini's Gourmet Market and La Trattoria Ristorante brand names. Our common stock is publicly traded over-the-counter and quoted on the Nasdaq National Market under the symbol "CBRL."

     Cracker Barrel Old Country Store. Cracker Barrel Old Country Store, Inc. was incorporated in 1969 and has been in continuous operation since that time. We became the parent of Cracker Barrel at year-end 1998 through a corporate reorganization into a holding company structure.

     We operate 391 full service Cracker Barrel Old Country Store restaurants and retail shops that are primarily located in the Southeast, Midwest, Mid-Atlantic and Southwest United States. Most of our stores are located along interstate highways, although there are ten stores that are located at tourist destinations. Our restaurants serve breakfast, lunch and dinner and feature homestyle country cooking prepared on the premises from our own recipes using quality ingredients and emphasizing authenticity and reasonable prices. Our menu items are moderately priced and include country ham, chicken, fish, roast beef, beans, turnip greens, vegetable plates, salads, sandwiches, pancakes, eggs, bacon, sausage and grits. Cracker Barrel stores are constructed in a rustic country store design and feature a separate retail area offering a wide variety of decorative and functional giftware as well as candies, jellies and other specialty food items.

     Our store management typically consists of a general manager, four associate managers and a retail manager who are responsible for approximately 100 employees on two shifts. The relative complexity of operating a Cracker Barrel restaurant and retail shop requires an effective management team at the individual store level. In order to motivate store managers to improve sales and operational efficiency, we have a bonus plan designed to provide store management with an opportunity to share in the pre-tax profits of their store. To assure that individual stores are operated at a high level of quality, we emphasize the selection and training of store managers and have local district management to support individual store managers and regional management to support individual district managers.

     For its purchasing and distribution needs, Cracker Barrel negotiates directly with food vendors as to price and other material terms of most food purchases. We purchase the majority of our food products and restaurant supplies on a cost-plus basis through a distributor headquartered in Nashville, Tennessee with custom distribution centers in Lebanon, Tennessee; Dallas, Texas; Gainesville, Florida; and Belcamp, Maryland. The distributor is responsible for placing food orders and warehousing and delivering food products to Cracker Barrel stores. This distributor is an independent corporation and is not affiliated with us. In addition, certain perishable food items are purchased locally by our store management.

     We opened 50 new Cracker Barrel stores in fiscal 1998 and plan to open 40 stores in fiscal 1999. Our Cracker Barrel subsidiaries own most of the store properties, and it is our preference to corporately own our stores. All 391 Cracker Barrel stores are company-operated, and none are franchised. The prototypical store size is approximately 10,000 square feet with 184 seats in the restaurant. In fiscal year 1998, the average cost of constructing a new store was $2.7 million, which includes land and sitework, building and equipment costs.

     Logan's Roadhouse. On February 16, 1999, we completed our acquisition of Logan's Roadhouse, Inc, for which we paid approximately $188,000,000. Logan's operates 50 company-owned and five franchised restaurants in 14 states.

     Logan's Roadhouse restaurants incorporate a lively, country "honky-tonk" atmosphere reminiscent of an American roadhouse. They are constructed of rough-hewn cedar siding in combination with bands of corrugated metal outlined in double-striped, red neon. The interiors are decorated with hand-painted murals depicting typical scenes from American roadhouses of the 1940s and 1950s, concrete and wooden planked floors and neon signs and feature Wurlitzer(TM) jukeboxes playing contemporary country hits. The restaurants also feature a display cooking grill, an old-fashioned meat counter, displaying steaks, ribs, seafood and salads, and a spacious, comfortable bar area with a large-screen television.

     Specialty appetizers include fried green tomatoes, hot wings, baby back rib baskets and nachos. The dinner menu features an assortment of specially seasoned, choice USDA steaks, which are all extra-aged, cut by hand on the premises and prepared over an open gas-fired mesquite grill. Guests also may choose from baby back ribs, seafood, mesquite grilled shrimp, mesquite grilled pork chops, grilled and barbecued chicken and an assortment of hamburgers, salads and sandwiches. All dinner entrees include a dinner salad, made-from-scratch yeast rolls and a choice of brown sugar and cinnamon sweet potato, baked potato, fries or rice pilaf at no additional cost. Logan's Roadhouse also offers an express lunch menu that includes specially priced items guaranteed to be served in less than 15 minutes. Prices range from approximately $4.50 to $8.25 for lunch items and from approximately $7.95 to $17.95 for dinner entrees.

     Carmine Giardini's Gourmet Market and La Trattoria Ristorante. Carmine Giardini's Gourmet Market was formed approximately 26 years ago as a prime meat market and has more recently expanded into full-service gourmet market operations. At this time, there are two gourmet market locations, one in Palm Beach Gardens and one in Ft. Lauderdale, Florida. La Trattoria Ristorante was added to the Palm Beach Gardens store approximately five years ago.

     The gourmet markets consist of separate departments, each with a strong Italian flavor, and also feature off-premises catering, gift baskets and, in the case of the Palm Beach Gardens store, a casual cafe. La Trattoria Ristorante is an up-scale Italian restaurant including a full-service bar and table service provided in a relaxed dining atmosphere.

     The Palm Beach Gardens gourmet market and restaurant comprise approximately 15,000 square feet with 230 restaurant seats. This store will serve as the model for a prototype that we are currently in the process of developing.

                                  RISK FACTORS

     Before you invest in our Debt Securities, you should be aware that the investment involves various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase our Debt Securities.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain forward-looking words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we cannot accurately predict or which we cannot control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our Debt Securities, you should be aware that the occurrence of unforeseen events, like the events described in these risk factors and elsewhere in this prospectus, could have a material adverse effect on our business, operating results and financial condition.

GROWTH STRATEGY

     We have experienced substantial growth and expect to continue development by opening approximately 40 Cracker Barrel Old Country Store restaurants in each of fiscal 1999 and 2000. We also expect to open 13 Logan's Roadhouse restaurants in fiscal 1999 and an additional 12 restaurants in fiscal 2000. Our ability to achieve this restaurant opening schedule will depend on a number of factors, many of which are beyond our control, including:

     - the availability of suitable locations;

     - the ability to hire, train and retain qualified management and restaurant personnel;

     - the availability of appropriate financing;

     - the ability to obtain necessary governmental permits and approvals; and

     - general economic conditions.

     No assurance can be given that we will be able to continue to open all our planned new restaurants or that our new restaurants can be operated as profitably as our existing restaurants. Moreover, the opening of additional restaurants in our existing market areas could attract customers from our existing restaurants.

RISKS RELATED TO ACQUISITION STRATEGY AND INTEGRATING ACQUIRED BUSINESSES

     Although we are not currently pursuing any significant additional acquisitions of restaurant companies, we may in the future evaluate opportunities for acquisition of other restaurant companies. No assurance can be given that any acquisition or investment will be made or, if made, that it will enhance our business. If we decide to make any significant acquisitions of, or investments in, other businesses, we may be required to sell additional debt or equity securities or obtain additional credit facilities.

     We consummated our purchase of Logan's Roadhouse on February 16, 1999. This acquisition is the largest we have made to date and the process of integrating Logan's Roadhouse, including interfacing its information and accounting systems and its restaurant management with our operations, will present significant challenges to our management. While Logan's Roadhouse is, and will continue to be, operated separately, acquisitions the size and scope of Logan's Roadhouse involve a number of risks that could adversely affect our operating results, including:

     - the diversion of management's attention;

     - the assimilation of certain operations and personnel of the acquired company;

     - the potential loss of key employees;

     - the amortization of acquired intangible assets;

     - the risks associated with unanticipated assumed liabilities and problems; and

     - the risks of managing businesses or entering markets in which we have limited expertise.

COMPETITION

     The restaurant business is highly competitive and is often affected by changes in the taste and eating habits of the public, local and national economic conditions affecting spending habits, and population and traffic patterns. Restaurant industry segments overlap and often provide competition for widely diverse restaurant concepts. The principal basis of competition in the industry is the quality and price of the food products offered. Restaurant location, quality and speed of service, concept, advertising and the attractiveness of facilities are also important.

     There are many restaurant companies catering to the public, including several franchised operations, a number which are substantially larger and have greater financial and marketing resources than we do and which compete directly and indirectly in all areas in which we operate. In addition, this is a time of low unemployment, and there is active competition for management and restaurant personnel. In the United States, there are fewer persons per operating restaurant site now than in the past, and this competitive trend does not appear to be ending. Likewise, there is strong competition for attractive commercial real estate sites suitable for restaurants.

SEASONALITY

     Historically our profits have been lower in the second fiscal quarter than in the first and third fiscal quarters and highest in our fourth fiscal quarter. We attribute these variations primarily to the decrease in interstate tourist traffic during the winter months and the increase in interstate tourist traffic during the summer months.

GOVERNMENT REGULATION

     We are subject to various federal, state and local laws affecting our business. Each of our restaurants is subject to licensing and regulation by a number of state or municipal authorities, which may include health, sanitation, safety and fire agencies and in the case of the Carmine's and Logan's Roadhouse concepts, alcoholic beverage control. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. Further, the failure to operate a restaurant in compliance with applicable regulations could result in substantial fines or restaurant closings.

     We are subject to federal and state environmental regulations. To date, these regulations have not had a material negative effect on our operations. More stringent and varied requirements of local and state governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations. We are subject to numerous state business operations and labor and wage and hour laws and to the Fair Labor Standards Act which governs matters including minimum wages, overtime and other working conditions. We are also subject to other laws, such as the Americans with Disabilities Act and various family leave mandates. The Company does not expect any further significant increases in payroll expenses as a result of the recently-mandated increases in the minimum wage, but is uncertain of the effects of those increases on other expenses as vendors are impacted by higher minimum wage standards. Further, members of Congress and legislators in various cities and states are considering introduction of bills increasing the minimum wage, and any future increase in minimum wages would increase our costs of operations.

FOOD SERVICE INDUSTRY

     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographics and the type, number and location of competing restaurants. Multi-unit food service businesses like ours can also be adversely affected by publicity resulting from service problems, employee relations, poor food quality, food safety issues, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants.

     Dependence on frequent deliveries of fresh produce and meat subjects food service businesses to the risk that shortages or interruptions in supply could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments involving inflation, increased food, labor and employee costs (including increases in hourly wage and benefits), regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry. Changes in economic conditions affecting our customers could reduce traffic in some or all of our restaurants or impose practical limits on pricing. Our continued success will depend in part on our ability to anticipate, identify and respond to changing conditions.

     From time to time we are the subject of complaints and litigation from customers alleging illness, injury or other food quality, health or operational concerns. Additionally, our Carmine's and Logan's Roadhouse concepts may be subject in certain states to "dram-shop" statutes, which generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages. We also are the subject of complaints or allegations from employees alleging wrongful treatment or termination in violation of their "protected class" status. For example, on May 3, 1999, our subsidiary, Cracker Barrel Old Country Store, Inc., was served with a complaint filed as a collective action under the Federal Fair Labor Standards Act alleging that certain hourly employees were required to perform non-serving duties without being paid the minimum wage or overtime compensation for that work. No specific facts were asserted, and only two employees are named in the complaint as plaintiffs. Because this litigation was so recently filed, and because it will require substantial discovery to determine its merits, we do not presently have sufficient information available to us which would allow us to assess the extent of possible claims or the likelihood of the plaintiffs' success. However, based on our initial assessment, we believe the claims are substantially without merit, and we intend to defend this litigation vigorously. We do not believe that the other lawsuits, claims and other legal matters to which we are subject in the ordinary course of our business are material to our financial condition or results of operations. However, the suit against our Cracker Barrel Old Country Store subsidiary or another existing or future lawsuit or claim could result in a decision against us that could have an adverse effect on our business.

YEAR 2000

     The Year 2000 problem exists because many computer systems and programs utilize two digits rather than four digits to define years for computer calculations. After December 31, 1999, any computer recognizing a two digit date may incur system failure or miscalculate date-sensitive information. The failure due to this Year 2000 problem of our computers or those of third parties that we deal with could have an adverse effect on our operations.

     We began Year 2000 preparations in fiscal 1998. These preparations include identification, assessment and testing of our computer systems that could be affected by the Year 2000 issue. In addition, we have made an effort to determine what further testing, remedial action and contingency plans may be necessary to avoid Year 2000 problems. We are in the process of identifying and analyzing internal Year 2000 deficiencies, and we have prepared an inventory of systems designated as critical to our operations. We have corrected approximately 90% of those deficiencies found and anticipate completion of the Year 2000 analysis and remediation by the end of September 30, 1999. We are also contacting critical suppliers of products and services to determine the extent to which we may be vulnerable to their failures in resolving their own Year 2000 compliance issues. Based on the responses received from most of these vendors, it appears that Year 2000 issues are being addressed. We continue to pursue responses from significant vendors that have not yet responded.

     Although we have taken action to remedy internal and external Year 2000 problems, there can be no assurance that we will not experience internal systems failures or that our products and services suppliers, or the utilities and government agencies serving the communities in which we operate, will not experience systems failures which could have an adverse impact on us and our operations.

LACK OF PUBLIC MARKET FOR DEBT SECURITIES

     The Company does not intend to apply for a listing of the Debt Securities on any securities exchange. We do not know if an active public market for the Debt Securities will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Debt Securities may be adversely affected. The Company cannot make any assurances regarding the liquidity of the market for the Debt Securities, the ability of holders to sell their Debt Securities or the price at which holders may sell their Debt Securities.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities will be used to repay indebtedness of approximately $188 million incurred in connection with our acquisition of Logan's Roadhouse. Any remaining proceeds will be used for general corporate purposes, including capital expenditures, working capital, acquisitions and the repayment of other indebtedness. Until we apply the remaining net proceeds for specific purposes, we may invest these proceeds in marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges for each of the latest five fiscal years ended July 31, 1998, August 1, 1997, August 2, 1996, July 28, 1995 and July 29, 1994, respectively, and the nine-month periods ended April 30, 1999 and May 1, 1998, respectively, and pro forma consolidated ratio of earnings to fixed charges for the year fiscal ended July 31, 1998 and nine month period ended April 30, 1999 are set forth below.

                                                                                   PRO FORMA,
                                                                                  AS ADJUSTED
                                                                              --------------------
                                                                               FISCAL      NINE
                                                            NINE MONTHS         YEAR      MONTHS
                  FISCAL YEAR ENDED                            ENDED           ENDED       ENDED
------------------------------------------------------   ------------------   --------   ---------
JULY 31,   AUGUST 1,   AUGUST 2,   JULY 28,   JULY 29,   APRIL 30,   MAY 1,   JULY 31,   APRIL 30,
  1998       1997        1996        1995       1994       1999       1998      1998       1999
--------   ---------   ---------   --------   --------   ---------   ------   --------   ---------
  16.2       15.8        16.0        17.5       14.7        8.8      14.6        7.5        5.7

     For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of net income before income taxes and fixed charges, excluding any capitalized interest, and "fixed charges" consist of interest, whether or not capitalized, amortization of debt discount and expense, and one-third of all rent expense for operating leases (considered representative of the interest factor).

                            SELECTED FINANCIAL DATA

     The following selected financial data for the Company for the five fiscal years ended July 31, 1998, August 1, 1997, August 2, 1996, July 28, 1995 and July 29, 1994, respectively, is derived from the audited consolidated financial statements of the Company. The selected financial data for the Company for the nine month periods ended April 30, 1999 and May 1, 1998, respectively, is derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim financial information. The selected financial data for Logan's Roadhouse, Inc. for the fiscal years ended December 27, 1998, December 28, 1997, and December 29, 1996, respectively, is derived from the audited consolidated financial statements of Logan's Roadhouse, Inc. See "Where to Find More
Information -- Information Incorporated by Reference."

                                CBRL GROUP, INC.

                                                                                                    NINE
                                                   FISCAL YEAR ENDED                            MONTHS ENDED
                               ---------------------------------------------------------   -----------------------
                                JULY 31,    AUGUST 1,    AUGUST 2,   JULY 28,   JULY 29,   APRIL 30,      MAY 1,
                                  1998         1997        1996        1995       1994        1999         1998
                               ----------   ----------   ---------   --------   --------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue..................  $1,317,104   $1,123,851   $943,287    $783,093   $640,899   $1,104,960   $  951,909
Income before income taxes
  and change in accounting
  principle..................     164,730      137,457    102,380     105,333     90,568       92,191      108,787
Income before change in
  accounting principle.......     104,136       86,598     63,515      66,043     56,959       57,908       68,753
Net income...................     104,136       86,598     63,515      66,043     57,947       57,908       68,753
EARNINGS PER SHARE DATA:
Before change in accounting
  principle:
    Basic....................  $     1.68   $     1.42   $   1.05    $   1.10   $    .95   $      .95   $     1.12
    Diluted..................        1.65         1.41       1.04        1.09        .94          .95         1.09
Net income:
    Basic....................        1.68         1.42       1.05        1.10        .97          .95         1.12
    Diluted..................        1.65         1.41       1.04        1.09        .96          .95         1.09
Weighted average shares:
    Basic....................      61,832       60,824     60,352      59,986     59,749       60,902       61,641
    Diluted..................      63,028       61,456     60,811      60,554     60,601       61,240       62,888
Dividends per share:.........        .020         .020       .020        .020       .020         .015         .015
BALANCE SHEET DATA:
Cash and cash equivalents....  $   62,593   $   64,933   $ 28,971    $ 48,124   $ 47,306   $   16,375   $   51,599
Working capital..............      60,804       60,654     23,289      43,600     60,721        6,006       38,961
Total assets.................     992,108      828,705    676,379     604,515    530,064    1,240,094      935,931
Total long-term
  obligations................      84,712       79,516     27,011      31,666     33,060      334,088       77,318
Total shareholders' equity...     803,374      660,432    566,221     496,083    429,846      778,590      761,579

                            LOGAN'S ROADHOUSE, INC.

                                                                          FISCAL YEAR ENDED
                                                              ------------------------------------------
                                                              DECEMBER 27,   DECEMBER 28,   DECEMBER 29,
                                                                  1998           1997           1996
                                                              ------------   ------------   ------------
                                                                (IN THOUSANDS, EXCEPT RESTAURANT DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue.................................................    $101,331       $66,734        $41,169
Operating income............................................      13,186         9,349          5,877
BALANCE SHEET DATA:
Total assets................................................    $100,100       $78,523        $45,459
OTHER DATA:
Capital expenditures........................................    $ 42,155       $19,296        $18,146
Number of restaurants (period end):.........................          45            27             17
  Company-owned restaurants.................................          41            24             15
  Franchised restaurants....................................           4             3              2

                         DESCRIPTION OF DEBT SECURITIES

     Our Debt Securities will be issued under an indenture (the "Indenture") among us, all of our significant operating subsidiaries, as Guarantors, and Bankers Trust Company, as trustee (the "Trustee"). The form of Indenture is included as an exhibit to the Registration Statement of which this Prospectus is a part. The following is a summary of certain provisions of the Indenture and does not purport to be complete. Because the following is only a summary of the Indenture and the Debt Securities, it does not contain all information that you may find useful. For further information about the Indenture and the Debt Securities, you should read the Indenture. We refer to the Debt Securities we are offering under this Prospectus and the accompanying Prospectus Supplement as the "Offered Debt Securities." As used in this section of the Prospectus, the terms "we", "us" and "our" mean CBRL Group, Inc.

GENERAL

     The Indenture does not limit the amount of debentures, notes or other evidences of indebtedness that we may issue under the Indenture. Debt Securities may be issued under the Indenture from time to time in one or more series. The Debt Securities will constitute unsecured obligations of ours and will rank equally with all our other unsecured and unsubordinated obligations.

     You should look in the Prospectus Supplement for the following terms of the Offered Debt Securities:

     - the designation of the Offered Debt Securities;

     - the aggregate principal amount of the Offered Debt Securities;

     - the price at which the Offered Debt Securities will be issued;

     - the date or dates on which the Offered Debt Securities will mature and the right, if any, to extend such dates or dates;

     - the rate or rates (or the method by which such rate will be determined) at which the Offered Debt Securities will bear interest, if any, and the dates on which any such interest will be payable;

     - the place or places where the principal of, interest and premium, if any, on the Offered Debt Securities will be payable;

     - the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which, the Offered Debt Securities may be redeemed, in whole or in part, at our option or at your option;

     - whether the Offered Debt Securities will be issued in registered form or bearer form and, if Offered Debt Securities in bearer form are issued, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Debt Securities in bearer form;

     - whether and under what circumstances we will pay additional amounts on Offered Debt Securities held by a Person who is not a U.S. Person in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem those Offered Debt Securities rather than pay the additional amounts;

     - provisions for a sinking, or purchase or analogous fund; and

     - any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to Offered Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

     You may present Debt Securities for exchange and you may present registered Debt Securities for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the Indenture. Debt Securities in bearer form and any related coupons will be transferable by delivery.

     Debt Securities will bear interest, if any, at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate, may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

     We may issue Debt Securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices or indices. You may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

     There are no covenants or other specific provisions in the Indenture to afford protection to you in the event of a highly leveraged transaction or a change in control of CBRL Group, Inc., except to the limited extent as set forth in the Indenture and described in this Prospectus under the headings "Certain Covenants -- Limitation on Liens," "Certain Covenants -- Limitation on Sale and Lease-Back Transactions," "Certain Covenants -- Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" and "Consolidation, Merger, Conveyance or Transfer" below. Such covenants or provisions are not subject to waiver by our Board of Directors without the consent of the holders of not less than a majority in principal amount of the Debt Securities of each series as described under "Modification of the Indenture" below.

SUBSIDIARY GUARANTEES

     All of our significant operating subsidiaries, as Guarantors, will, jointly and severally, fully and unconditionally guarantee our obligations under the Debt Securities on an equal and ratable basis, subject to the limitation described in the next paragraph. In addition, we will cause any Person that becomes a subsidiary of ours after the date of the Indenture to enter into a supplemental indenture pursuant to which such subsidiary shall agree to guarantee our obligations under the Debt Securities. If we default in the payment of the principal of, premium, if any, or interest on the Debt Securities, the Guarantors, jointly and severally, will be unconditionally obligated to duly and punctually pay the same.

     The obligations of each Guarantor under its Guarantee are limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from, or payments made by or on behalf of, any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

     Notwithstanding the foregoing, but subject to the requirements described below under "Consolidation, Merger, Conveyance or Transfer," any Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any Person (other than an affiliate of ours) of all of the capital stock of such subsidiary, or all or substantially all of the assets of such subsidiary, pursuant to a transaction that is in compliance with the Indenture.

     Each Guarantee (including the payment of principal of, premium, if any, and interest on the Debt Securities) will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of such Guarantor and will rank senior in right of payment to all subordinated indebtedness of such Guarantor.

     The following is a summary of certain definitions from the Indenture that are used in this section of the Prospectus:

     "GAAP" means generally accepted accounting principles in effect in the United States that are applicable as of the original issue date of the Debt Securities under the Indenture and that are consistently applied for all applicable periods.

     "Guarantee" means the guarantee by each of the Guarantors of the Debt Securities and our obligations under the Indenture.

     "Guarantor" means (i) each of our subsidiaries that is a party to the Indenture on the original issue date of the Debt Securities under the Indenture and (ii) each other subsidiary of ours that is required to execute a supplemental indenture and become a Guarantor subsequent to the original issue date of the Debt Securities under the Indenture.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of government.

CERTAIN COVENANTS

     The restrictions described in this section apply to the Offered Debt Securities unless the Prospectus Supplement states otherwise. The following is a summary of certain definitions from the Indenture that are used in this section of the Prospectus:

     "Attributable Debt" means the present value, determined as set forth in the Indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

     "Consolidated Subsidiary" and "Consolidated Subsidiaries" mean a subsidiary or subsidiaries of ours the accounts of which are consolidated with ours in accordance with GAAP.

     "Funded Indebtedness" means all Indebtedness of a corporation that would, in accordance with GAAP, be classified as funded indebtedness, but in any event including all Indebtedness, whether secured or unsecured, of such corporation having a final maturity (or renewable or extendable at the option of such corporation for a period ending) more than one year after the date as of which Funded Indebtedness is to be determined.

     "Indebtedness" means any and all of our obligations for money borrowed that in accordance with GAAP would be reflected on our balance sheet as a liability as of the date of which Indebtedness is to be determined.

     "Lien" means any mortgage, pledge, security interest or other lien or encumbrance.

     "Net Tangible Assets" means the total amount of assets of a corporation, both real and personal (excluding licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense), less the sum of:

     - all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation's property (other than those excluded as provided above) as shown by the books of such corporation (other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets that have been excluded in calculating Net Tangible Assets as described above); and

     - all indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves that have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets that have been excluded in calculating Net Tangible Assets as provided above.

     "Principal Property" means as of any date, any parcel or groups of parcels of real estate or one or more physical facilities or depreciable assets, the net book value of which exceeds 2% of our Net Tangible Assets and those of the Consolidated Subsidiaries.

     "Sale and Lease-Back Transactions" means any arrangement with any Person (other than us) providing for the leasing by us or a Consolidated Subsidiary of any Principal Property (except for temporary leases for a term of not more than three years), that we or any of our Consolidated Subsidiaries have sold or transferred or are about to sell or transfer to such Person.

     Limitation on Liens. The Indenture states that, unless the terms of any series of Debt Securities provide otherwise, we will not and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns Principal Property unless:

     - we provide that the Offered Debt Securities will be secured by such Lien equally and ratably with any and all other obligations and indebtedness secured thereby; or

     - the aggregate amount of all of our Indebtedness and of the Indebtedness of our Consolidated Subsidiaries, together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (with the exception of transactions that are not subject to the limitation described in "Limitation on Sale and Lease-Back Transactions" below), does not exceed 10% of our Net Tangible Assets and those of the Consolidated Subsidiaries.

     This limitation on Liens will not apply to:

     - any Lien existing on any Principal Property on the date of the Indenture;

     - any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly-owned Consolidated Subsidiary;

     - any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary;

     - any Lien on any asset that exists at the time of the acquisition of the asset;

     - any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement; or

     - any refinancing, extension, renewal or replacement of any of the Liens described under the heading "Limitations on Liens" if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets.

     Limitation on Sale and Lease-Back Transactions. The Indenture states that, unless the terms of any series of Debt Securities provide otherwise, neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

     - the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value (as determined by our Board of Directors) of the property so leased;

     - we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading "Limitation on Liens" above; or

     - within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value (as determined by our Board of Directors) of the property so leased to the retirement of our Funded Indebtedness.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. We will not, and will not permit any Consolidated Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Consolidated Subsidiary to:

     - pay dividends or make any other distributions on or in respect of its capital stock;

     - make loans or advances or to pay any Indebtedness or other obligation owed to us or any other Consolidated Subsidiary of ours; or

     - transfer any of its property or assets to us or any other Consolidated Subsidiary of ours.

EVENTS OF DEFAULT

     An "Event of Default" is defined under the Indenture with respect to Debt Securities of any series as being:

     - our or the Guarantors' default in the payment of any installment of interest, when due, on any of the Debt Securities of such series and such default continues for a period of 30 days;

     - our or the Guarantors' default in the payment, when due, of the principal of (and premium, if any, on) any of the Debt Securities of such series (whether at maturity, upon redemption, upon acceleration or otherwise);

     - our or the Guarantors' default in the performance or observance of any other term, covenant or agreement in respect of any series of Debt Securities or any Guarantee of such Debt Securities or contained in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than such series) for a period of 90 days after written notice, as provided in the Indenture;

     - our or any subsidiary's default on other Indebtedness that totals over $10 million, and the lenders of such Indebtedness shall have taken affirmative action to enforce the payment of such Indebtedness, and this repayment obligation remains accelerated for 10 days after we receive a notice of default;

     - any Guarantee that ceases to be in full force and effect or is declared null and void or any Guarantor that denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the terms of the Indenture);

     - the occurrence of certain events of bankruptcy, insolvency or reorganization; or

     - our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to Debt Securities of such series.

     If an Event of Default due to the default in the payment of principal of, or interest on, any series of Debt Securities or a result of any Guarantee of the Debt Securities of such series that ceases to be in full force and effect or is declared null and void or due to the default in the performance of any covenants or agreements applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities, occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series may then declare the principal of all Debt Securities of such series and interest accrued thereon to be due and payable immediately.

     If an Event of Default due to the default in the performance of any covenant or agreement in the Indenture applicable to all outstanding Debt Securities, certain events of bankruptcy, insolvency or reorganization or the default on other Indebtedness occurs and is continuing, either the Trustee or the holders of 25% in principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal of all Debt Securities and interest accrued thereon to be due and payable immediately.

     Upon certain conditions, such declarations of an Event of Default may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on the Debt Securities) by the holders of a majority in principal amount of the Debt Securities of such series (or all series, as the case may be) then outstanding.

     The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the

Trustee or exercising any trust or power conferred on the Trustee, provided that such direction may not be in conflict with any rule of law or any provisions of the Indenture, the Debt Securities of such series or the Guarantees of such Debt Securities. The Trustee is entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by acting in compliance with any such direction.

     The Indenture requires us to furnish to the Trustee annually a statement of certain of our and the Guarantors' officers to the effect that, to the best of their knowledge, neither we nor the Guarantors are in default of the performance of the terms of the Indenture or, if they have knowledge that we are in default, specifying the default.

     The Indenture provides that no holder of Debt Securities of a series issued under the Indenture may institute any action under the Indenture (except actions for payment of overdue principal or interest) unless all of the following occurs:

     - the holder gives written notice to the Trustee of the continuing Event of Default;

     - the holders of at least 25% in aggregate principal amount of such series of Debt Securities make a written request to the Trustee to pursue the remedy;

     - such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense that may be incurred;

     - the Trustee does not comply with the request within 60 days after receiving the request and the offer of indemnity; and

     - during such 60 day period, the holders of a majority in aggregate principal amount of such series of Debt Securities do not give the Trustee a direction that is inconsistent with the request.

     The Indenture requires the Trustee to give all of the holders of outstanding Debt Securities of any series, notice of any default by us or the Guarantors with respect to that series, unless the default has been cured or waived. Except in the case of a default in the payment of principal of (and premium, if any) or interest on any outstanding Debt Securities of that series, the Trustee is entitled to withhold such notice in the event that a committee of responsible officers of the Trustee in good faith determines that withholding such notice is in the interest of the holders of the outstanding Debt Securities of that series.

DISCHARGE AND DEFEASANCE

     The Indenture will cease to be of further effect for Debt Securities of a series (except for certain obligations listed below) if:

     - we or any Guarantor pays or causes to be paid the principal of and interest on all of the Debt Securities of such series as and when the same become due and payable;

     - all Debt Securities of such series previously authenticated and delivered are delivered by us to the Trustee for cancellation; or

        - the Debt Securities of such series will become due and payable, or by their terms, become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption; and

        - we or any Guarantor irrevocably deposits in trust with the Trustee, cash or U.S. government obligations (which through the payment of interest and principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, to pay principal and interest on all Debt Securities of such series when due and payable and any mandatory sinking fund payments when due and payable, and we or any Guarantor also pays or causes to be paid all other sums payable by us and the Guarantors under the Indenture with respect to the Debt Securities of such series.

     The Trustee will execute documents acknowledging the satisfaction and discharge of the Indenture with respect to the Debt Securities of such series upon our presentation to the Trustee of certain officers' certificates and counsel opinions as provided under the Indenture.

     In addition to the discharge of the Indenture as described above, we and the Guarantors will be deemed to have paid and discharged the entire indebtedness on all Debt Securities of a series (except for certain obligations listed below) on the 121st day after the irrevocable deposit described below if:

     - we or any Guarantor irrevocably deposits in trust with the Trustee solely for the benefit of the holders of the Debt Securities of such series, cash or U.S. government obligations (which through the payment of interest and the principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, to pay the principal and interest on all Debt Securities of such series when due and payable and any mandatory sinking fund payments when due and payable;

     - such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we or any Guarantor is a party or by which or any Guarantor is bound;

     - we and each of the Guarantors have delivered to the Trustee an officers' certificate or an opinion of counsel satisfactory to the Trustee to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and

     - we and each of the Guarantors have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance have been complied with and the opinion of counsel also states that such deposit does not violate applicable law.

     Our and the Guarantors' obligations under the Indenture for Debt Securities discharged in the manner described under the heading "Discharge and Defeasance" continue with respect to:

     - the rights of registration of transfer and exchange of Debt Securities of such series and our rights of optional redemption, if any;

     - the substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series;

     - the rights of holders of Debt Securities of such series to receive payments of principal and interest on the original stated due dates (but not upon acceleration) and the remaining rights of the holders to receive mandatory sinking funds payments, if any;

     - the rights and immunities of the Trustee under the Indenture;

     - the rights of the holders of the Debt Securities of such series with respect to the property deposited with the Trustee payable to all or any of them; and

     - our obligation to maintain certain offices and agencies with respect to the Debt Securities of such series.

MODIFICATION OF THE INDENTURE

     The Indenture provides that we and the Guarantors may enter into supplemental indentures with the Trustee without the consent of the holders of Debt Securities to:

     - secure any Debt Securities;

     - evidence the assumption by a successor corporation of our and the Guarantors' obligations;

     - add covenants for the protection of the holders of the Debt Securities;

     - cure any ambiguity or correct any inconsistency in the Indenture, any Debt Securities or any Guarantee;

     - establish the form or terms of Debt Securities of any series;

     - evidence the acceptance of appointment by a successor trustee; or

     - add any Guarantor pursuant to the terms of the Indenture.

     The Indenture also contains provisions permitting us, the Guarantors and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of all series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture, any Debt Securities or any Guarantee or modify in any manner the rights of the holders of the Debt Securities of each series so affected, provided that we, the Guarantors and the Trustee may not, without the consent of the holders affected thereby:

     - extend the final maturity of any Debt Security of such series;

     - reduce the principal amount of, or interest on, any Debt Securities of such series;

     - reduce the amount of any Debt Securities of such series, which is an original issue discount security, payable upon acceleration or provable in bankruptcy;

     - impair the right to institute suit for the enforcement of any payment on any Debt Securities of such series when due;

     - reduce the above-stated percentage of outstanding Debt Securities of such series the consent of whose holders is necessary to modify or amend and to waive certain provisions of or defaults under the Indenture;

     - modify the ranking or priority of the Debt Securities or the Guarantees in any manner adverse to the holders of the Debt Securities; or

     - release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     We may, without the consent of the Trustee or the holders of Debt Securities, consolidate or merge with, or convey, transfer or lease our properties and assets substantially as an entirety to any other corporation, provided that any successor corporation is a corporation organized under the laws of the United States of America or any state thereof and that such successor corporation expressly assumes all our obligations under the Debt Securities and that certain other conditions are met, and, thereafter, except in the case of a lease, we will be relieved of all obligations thereunder.

APPLICABLE LAW

     The Debt Securities, the Guarantees and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     Bankers Trust Company is the Trustee under the Indenture.

                               GLOBAL SECURITIES

     We may issue the Debt Securities of any series in the form of one or more fully registered global Debt Securities (a "Global Security"). We anticipate that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and that such Global Securities will be registered in the name of Cede & Co., DTC's nominee. In that case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by those Global Securities. Unless and until DTC exchanges a Global Security in whole for Debt Securities in definitive registered form, the Global Security may not be transferred except as a whole by DTC to DTC's nominee, by DTC's nominee to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of that successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Upon issuance of a Global Security, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by the Global Security beneficially owned by those participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of those securities. Ownership of beneficial interest in each Global Security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in Global Securities.

     So long as DTC, or its nominee, is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of all securities represented by that Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of those securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if that person is not a participant, on the procedure of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a Global Security desires to give or to take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take the action, and those participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of DTC or its nominee will be made to DTC or that nominee, as the case may be, as the registered owner of each Global Security. None of us, the Trustee or any paying agent for Debt Securities will have any responsibility or liability for any aspect of the records to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that DTC, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of each Global Security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interest in a Global Security held through participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form registered in "street names," and will be the responsibility of those participants.

     If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days or an Event of Default has occurred and is continuing with respect to Debt Securities, we will issue those securities in definitive form in exchange for the Global Security. In addition, we may at any time and in our sole discretion determine not to have the Debt Securities of a series represented by one or more Global Securities and, in that case, we will issue Debt Securities of that series in definitive form in exchange for the Global Securities representing them.

     If we so specify with respect to the Debt Securities of a series, an owner of a beneficial interest in Global Securities representing those Debt Securities may, on terms acceptable to us and DTC, receive those Debt Securities in definitive form. In that case, an owner of a beneficial interest in the Global Security will be entitled to have Debt Securities equal in principal amount to that beneficial interest registered in its name and will be entitled to physical delivery of Debt Securities in definitive form. Except as set forth in the applicable Prospectus Supplement, Debt Securities issued in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, and only in registered form without coupons.

YEAR 2000

     The following information has been provided by DTC:

     DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that is has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licences software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and
(ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                              PLAN OF DISTRIBUTION

     We may sell Offered Debt Securities:

     - through agents;

     - through underwriters;

     - through dealers; or

     - directly to purchasers (through a specific bidding or auction process or otherwise).

     Offers to purchase Debt Securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the Offered Debt Securities will be named, and any commissions payable by us to the agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "1933 Act"), of the Debt Securities so offered and sold. Agents may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the 1933 Act, and may be customers of, engaged in transactions with, or perform services for, us in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale of Offered Debt Securities, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the

Prospectus Supplement relating to that offering their names and the terms of our agreement with them. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the 1933 Act and those underwriters or their affiliates may be customers of, engage in transactions with, or perform service for, us in the ordinary course of business. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Offered Debt Securities.

     If underwriters are used to sell Offered Debt Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Debt Securities. Specifically, the underwriters may overallot. In addition, the underwriters may bid for, and purchase, Offered Debt Securities in the open market to cover syndicate short positions created in connection with the offering or to stabilize the price of the Offered Debt Securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Offered Debt Securities in the offering, if the syndicate repurchases previously distributed Offered Debt Securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Debt Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     If any dealers are utilized in the sale of Offered Debt Securities, we will sell the Debt Securities to those dealers, as the principal. The dealers may then resell Debt Securities to the public at varying prices to be determined by the dealers at the time of resale. Dealers may be entitled, under agreements that may be entered into with us, to indemnification by us against certain liabilities, including liabilities under the 1933 Act and those dealers or their affiliates may be customers of, extend credit to, or engage in transactions with, or perform services for, us in the ordinary course of business. The name of each dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating to the offering.

     Offers to purchase Debt Securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of those sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating to such offering.

     If so indicated in the Prospectus Supplement, Debt Securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Debt Securities remarketed thereby. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the 1933 Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If so indicated in the Prospectus Supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from us at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Those Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by us.

                                 LEGAL OPINIONS

     The validity of each issue of Debt Securities and Guarantees will be passed upon for the Company by Dinsmore & Shohl LLP of Cincinnati, Ohio.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information that is incorporated in this Prospectus by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q and incorporated by reference in this Prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

     The financial statements of Logan's Roadhouse, Inc. as of December 27, 1998 and December 28, 1997, and for each of the years in the three-year period ended December 27, 1998, included in the Company's Current Report on Form 8-K/A, dated June 25, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accounts, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated aggregate expenses, all of which are to be borne by the Company, in connection with the offering of the Debt Securities are as follows:

Securities and Exchange Commission Registration Fee.........  $ 69,500
Printing and Engraving Expenses.............................    50,000
Trustee Fees................................................    10,000
Accounting Fees and Expenses................................    55,000
Legal Fees and Expenses.....................................    60,000
Blue Sky Fees and Expenses..................................     3,000
Rating Agency Fees..........................................   100,000
Miscellaneous...............................................     2,500
                                                              --------
          Total.............................................  $350,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company shall indemnify to the full extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, trustee, or employee of the Company or of another corporation if serving at the request of the Company. Indemnification of agents of the Company is permitted at the discretion of the Board of Directors.

     In general, Tennessee law provides that a corporation may indemnify the specified persons against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with such suits, actions or proceedings if the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the case of an action by or in the name of the claim or issue as to which the indemnified person has been adjudged to be liable to negligence or misconduct indemnification will not be made unless, and only to the extent, that the court in which the action was brought holds that indemnification is warranted.

     Any underwriting agreement used in connection with the distribution of Securities will provide for the indemnification of the Company, its controlling persons, its directors and certain of its officers by the underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS.

 1        --  Form of Underwriting Agreement
 4        --  Form of Indenture
 5        --  Opinion of Dinsmore & Shohl LLP, including its consent
12        --  Computation of Ratio of Earnings to Fixed Charges
15        --  Letter regarding unaudited interim financial information
23.1      --  Consent of Deloitte & Touche LLP
23.2      --  Consent of KPMG LLP
23.3      --  Consent of Dinsmore & Shohl LLP (included in Exhibit 5)
24        --  Power of Attorney (included on the signature page)*
24.1      --  Powers of Attorney for the Subsidiary Guarantors
25        --  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bankers Trust Company

---------------

* Previously filed.

ITEM 17. UNDERTAKINGS.

     A. Rule 415 Offering.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that Paragraphs A.(1)(i) and A.(1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act of 1933:

             (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

             (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Incorporation of Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          CBRL GROUP, INC.

                                          By: /s/ DAN W. EVINS                 *

                                          --------------------------------------
                                          Dan W. Evins
                                          Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ DAN W. EVINS                             *          July 2, 1999
-----------------------------------------------------
Dan W. Evins
Chairman and Chief Executive Officer

Principal Financial and Accounting Officer:

/s/ MICHAEL A. WOODHOUSE                     *          July 2, 1999
-----------------------------------------------------
Michael A. Woodhouse
Chief Financial Officer and Treasurer

Directors:                                                     Date:

/s/ JAMES C. BRADSHAW                        *          July 2, 1999
-----------------------------------------------------
James C. Bradshaw

/s/ ROBERT V. DALE                           *          July 2, 1999
-----------------------------------------------------
Robert V. Dale

/s/ DAN W. EVINS                             *          July 2, 1999
-----------------------------------------------------
Dan W. Evins

/s/ EDGAR W. EVINS                           *          July 2, 1999
-----------------------------------------------------
Edgar W. Evins

/s/ WILLIAM D. HEYDEL                        *          July 2, 1999
-----------------------------------------------------
William D. Heydel

/s/ ROBERT C. HILTON                         *          July 2, 1999
-----------------------------------------------------
Robert C. Hilton

/s/ CHARLES E. JONES, JR.                    *          July 2, 1999
-----------------------------------------------------
Charles E. Jones, Jr.

/s/ CHARLES T. LOWE, JR.                     *          July 2, 1999
-----------------------------------------------------
Charles T. Lowe, Jr.


/s/ B.F. "JACK" LOWERY                        *         July 2, 1999
-----------------------------------------------------
B.F. "Jack" Lowery

/s/ GORDON L. MILLER                          *         July 2, 1999
-----------------------------------------------------
Gordon L. Miller

/s/ MARTHA M. MITCHELL                        *         July 2, 1999
-----------------------------------------------------
Martha M. Mitchell

/s/ JIMMIE D. WHITE                           *         July 2, 1999
-----------------------------------------------------
Jimmie D. White

*By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          CRACKER BARREL OLD COUNTRY STORE, INC.

                                          By: /s/ DAN W. EVINS                 *

                                          --------------------------------------
                                          Dan W. Evins
                                          Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ DAN W. EVINS                              *         July 2, 1999
-----------------------------------------------------
Dan W. Evins
Chairman and Chief Executive Officer

Principal Financial and Accounting Officer:

/s/ MICHAEL P. DONAHOE                        *         July 2, 1999
-----------------------------------------------------
Michael P. Donahoe
Senior Vice President -- Finance

Directors:                                                     Date:

/s/ DR. JAMES C. BRADSHAW                     *         July 2, 1999
-----------------------------------------------------
James C. Bradshaw

/s/ ROBERT V. DALE                            *         July 2, 1999
-----------------------------------------------------
Robert V. Dale

/s/ DAN W. EVINS                              *         July 2, 1999
-----------------------------------------------------
Dan W. Evins

/s/ EDGAR W. EVINS                            *         July 2, 1999
-----------------------------------------------------
Edgar W. Evins

/s/ WILLIAM D. HEYDEL                         *         July 2, 1999
-----------------------------------------------------
William D. Heydel

/s/ ROBERT C. HILTON                          *         July 2, 1999
-----------------------------------------------------
Robert C. Hilton

/s/ CHARLES E. JONES, JR.                     *         July 2, 1999
-----------------------------------------------------
Charles E. Jones, Jr.

/s/ CHARLES T. LOWE, JR.                      *         July 2, 1999
-----------------------------------------------------
Charles T. Lowe, Jr.


/s/ B.F. "JACK" LOWERY                        *         July 2, 1999
-----------------------------------------------------
B.F. "Jack" Lowery

/s/ GORDON L. MILLER                          *         July 2, 1999
-----------------------------------------------------
Gordon L. Miller

/s/ MARTHA M. MITCHELL                        *         July 2, 1999
-----------------------------------------------------
Martha M. Mitchell

/s/ JIMMIE D. WHITE                           *         July 2, 1999
-----------------------------------------------------
Jimmie D. White

*By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          LOGAN'S ROADHOUSE, INC.

                                          By: /s/ DAN W. EVINS                 *

                                          --------------------------------------
                                          Dan W. Evins
                                          Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ DAN W. EVINS                              *         July 2, 1999
-----------------------------------------------------
Dan W. Evins
Chairman and Chief Executive Officer

Principal Financial and Accounting Officer:

/s/ DAVID J. MCDANIEL                         *         July 2, 1999
-----------------------------------------------------
David J. McDaniel
Senior Vice President -- Finance

Directors:                                                     Date:

/s/ EDWIN W. MOATS, JR.                       *         July 2, 1999
-----------------------------------------------------
Edwin W. Moats, Jr.

/s/ DAN W. EVINS                              *         July 2, 1999
-----------------------------------------------------
Dan W. Evins

/s/ MICHAEL A. WOODHOUSE                      *         July 2, 1999
-----------------------------------------------------
Michael A. Woodhouse

*By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          ROCKING CHAIR, INC.

                                          By: /s/ RICHARD F. KLUMPP            *

                                          --------------------------------------
                                          Richard F. Klumpp
                                          President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ RICHARD F. KLUMPP                       *           July 2, 1999
-----------------------------------------------------
Richard F. Klumpp
President and Treasurer

Principal Financial and Accounting Officer:

/s/ RICHARD F. KLUMPP                       *           July 2, 1999
-----------------------------------------------------
Richard F. Klumpp
President and Treasurer

Directors:                                                     Date:

/s/ RICHARD F. KLUMPP                       *           July 2, 1999
-----------------------------------------------------
Richard F. Klumpp

/s/ RICHARD K. ARRAS                        *           July 2, 1999
-----------------------------------------------------
Richard K. Arras

/s/ MICHAEL P. DONAHOE                      *           July 2, 1999
-----------------------------------------------------
Michael P. Donahoe

*By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          CPM MERGER CORPORATION

                                          By: /s/ THOMAS J. THORNTON, JR. *

                                          --------------------------------------
                                          Thomas J. Thornton, Jr.
                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ THOMAS J. THORNTON, JR.                *            July 2, 1999
-----------------------------------------------------
Thomas J. Thornton, Jr.
President

Principal Financial and Accounting Officer:

/s/ MICHAEL A. WOODHOUSE                   *            July 2, 1999
-----------------------------------------------------
Michael A. Woodhouse
Chief Financial Officer, Vice President and Treasurer

Directors:                                                     Date:

/s/ DAN W. EVINS                           *            July 2, 1999
-----------------------------------------------------
Dan W. Evins

/s/ MICHAEL A. WOODHOUSE                   *            July 2, 1999
-----------------------------------------------------
Michael A. Woodhouse

/s/ THOMAS J. THORNTON, JR.                *            July 2, 1999
-----------------------------------------------------
Thomas J. Thornton, Jr.

*By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          CBOCS WEST, INC.

                                          By: /s/ MICHAEL P. DONAHOE           *

                                          --------------------------------------
                                          Michael P. Donahoe
                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ MICHAEL P. DONAHOE                       *          July 2, 1999
-----------------------------------------------------
Michael P. Donahoe
President

Principal Financial and Accounting Officer:

/s/ PATRICK SCRUGGS                          *          July 2, 1999
-----------------------------------------------------
Patrick Scruggs
Treasurer

Directors:                                                     Date:

/s/ RICHARD K. ARRAS                         *          July 2, 1999
-----------------------------------------------------
Richard K. Arras

/s/ RICHARD F. KLUMPP                        *          July 2, 1999
-----------------------------------------------------
Richard F. Klumpp

/s/ MICHAEL P. DONAHOE                       *          July 2, 1999
-----------------------------------------------------
Michael P. Donahoe

*By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          CBOCS DISTRIBUTION, INC.

                                          By: /s/ MICHAEL P. DONAHOE           *

                                          --------------------------------------
                                          Michael P. Donahoe
                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ MICHAEL P. DONAHOE                     *            July 2, 1999
-----------------------------------------------------
Michael P. Donahoe
President

Principal Financial and Accounting Officer:

/s/ PATRICK SCRUGGS                        *            July 2, 1999
-----------------------------------------------------
Patrick Scruggs
Treasurer

Directors:                                                     Date:

/s/ RICHARD K. ARRAS                       *            July 2, 1999
-----------------------------------------------------
Richard K. Arras

/s/ JONATHAN C. SLEIK                      *            July 2, 1999
-----------------------------------------------------
Jonathan C. Sleik

/s/ RICHARD G. PARSONS                     *            July 2, 1999
-----------------------------------------------------
Richard G. Parsons

*By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          CBOCS MICHIGAN, INC.

                                          By: /s/ BRUCE A. HALLUMS             *

                                          --------------------------------------
                                          Bruce A. Hallums
                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ BRUCE A. HALLUMS                       *            July 2, 1999
-----------------------------------------------------
Bruce A. Hallums
President

Principal Financial and Accounting Officer:

/s/ ROBERT J. WILLIAMS                     *            July 2, 1999
-----------------------------------------------------
Robert J. Williams
Secretary and Treasurer

Directors:                                                     Date:

/s/ BRUCE A. HALLUMS                       *            July 2, 1999
-----------------------------------------------------
Bruce A. Hallums

/s/ ROBERT J. WILLIAMS                     *            July 2, 1999
-----------------------------------------------------
Robert J. Williams

/s/ EDWARD J. JONES                        *            July 2, 1999
-----------------------------------------------------
Edward J. Jones

By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lebanon, State of Tennessee, on July 2, 1999.

                                          CBOCS SIERRA, INC.

                                          By: /s/ MICHAEL P. DONAHOE           *

                                          --------------------------------------
                                          Michael P. Donahoe
                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                                   Date:

/s/ MICHAEL P. DONAHOE                     *            July 2, 1999
-----------------------------------------------------
Michael P. Donahoe
President

Principal Financial and Accounting Officer:

/s/ MICHAEL ZYLSTRA                        *            July 2, 1999
-----------------------------------------------------
Michael Zylstra
Secretary and Treasurer

Directors:                                                     Date:

/s/ RICHARD K. ARRAS                       *            July 2, 1999
-----------------------------------------------------
Richard K. Arras

/s/ MICHAEL P. DONAHOE                     *            July 2, 1999
-----------------------------------------------------
Michael P. Donahoe

/s/ RICHARD F. KLUMPP                      *            July 2, 1999
-----------------------------------------------------
Richard F. Klumpp

By: /s/ JAMES F. BLACKSTOCK
-----------------------------------------------------
James F. Blackstock
Attorney-in-Fact

                                 EXHIBIT INDEX

 1        --  Form of Underwriting Agreement
 4        --  Form of Indenture
 5        --  Opinion of Dinsmore & Shohl LLP, including its consent
12        --  Computation of Ratio of Earnings to Fixed Charges
15        --  Letter regarding unaudited interim financial information
23.1      --  Consent of Deloitte & Touche LLP
23.2      --  Consent of KPMG LLP
23.3      --  Consent of Dinsmore & Shohl LLP (included in Exhibit 5)
24        --  Power of Attorney (included on the signature page)*
24.1      --  Powers of Attorney for the Subsidiary Guarantors
25        --  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bankers Trust Company

-------------------------

* Previously filed.